As filed with the Securities and Exchange Commission on September 20, 2002

Commission File No. 0-15303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ABSS, CORP. (f/k/a Unico, Inc.)

(Exact name of registrant as specified in its charter)

Delaware 73-1215433

(State or other jurisdiction (IRS Employer

of incorporation or organization) Number)

315 Greenwich Avenue

Greenwich, CT 06830

(Address of principal executive offices) (zip code)

PAYMENT TO BUSINESS DEVELOPMENT CONSULTANT

(Full titles of plans)

Benny Blom, President

ABSS, CORP.

315 Greenwich Avenue

Greenwich, CT 06830

(203) 422-0448

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering price	Amount of Registration Fee
Common Stock	550,000	$.30	$165,000	$15.18

(a) The Registration Fee with respect to the shares registered hereby has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the "Act"), based upon the last price per share of the Registrant's Common Stock on September 19, 2002, the last date on which the securities of the Registrant were traded prior to the filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a) The Registrant's Annual Report on Form 10-KSB for its fiscal year ended

December 31, 2001.

(b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Sellers and Associates, P.C. has issued its report dated April 30, 2002 relating to the financial statements of the Registrant incorporated herein.

Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Registrant by Jerold K. Levien, Esq.

Item 6. Indemnification of Directors and Officers.

Reference is hereby made to the provisions of the Delaware General Corporation Law which provides for indemnification of directors and officers under certain circumstances.

The Registrant's Certificate of Incorporation and By-laws provide that the Company shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify any director, officer, employee and agent of the corporation against expenses incurred by such person by reason of the fact that he serves or has served the corporation in such capacity.

Indemnification under the Company's Articles of Incorporation and By-laws is nonexclusive of any other right such persons may have under statute, agreement, by law or action of the Board of Directors or shareholders of the corporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities

Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(a) and 1(b) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of

1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons or the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, CT on September 20, 2002.

ABSS, CORP.

By: \s\ Benny Blom

Benny Blom

President

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature Title Date

Chairman, President,

CEO and Director September 20, 2002

\s\ Benny Blom (Principal executive officer)

Benny Blom

EXHIBIT INDEX

Exhibit Number Exhibit

4 Consulting Agreement dated as of July 11, 2002 between ABSS, Corp.and Phillip Lawrence Smith.

5 Opinion and Consent of Jerold K. Levien, Esq.

23.1 Consent of Sellers & Associates, P.C., as Independent Auditor

23.2 Consent of Jerold K. Levien, Esq. is included in the Opinion referenced in Exhibit 5 above.

CONSULTANT AGREEMENT

This Consultant agreement, dated as of July 11, 2002, is entered into between ABSS, Corp., a Delaware corporation (the "Company") and Phillip Lawrence Smith, an individual resident in Argentina (the "Consultant"). The parties hereto agree as follows:

1. Consulting.

(a) Agreement to Consult. Upon the terms and subject to the conditions of this Agreement, the Company shall hereby hire the Consultant and the Consultant hereby agrees to be hired by the Company on the following terms and conditions:

(b) Term of Consulting. The Company has hired the Consultant to begin non-exclusive Consulting with the Company pursuant to the terms hereof for the period commencing August 1, 2002 (the "Start date"), which shall be the earliest date reasonably possible for Consultant, and ending on February 28, 2003, provided that the Consultant's consulting with the Company shall be deemed to be automatically renewed upon the same terms and conditions for an additional six month period ending on August 1, 2003 unless either party hereto shall have given the other party written notice that such party does not intend to renew the Agreement as of such date at least thirty (30) days in advance of the date on which this Agreement would otherwise automatically be renewed. The period during which the Consultant is hired pursuant to this Agreement, including any renewal thereof in accordance with this Section (1)(b), shall be referred to as the "Consulting Period."

2. Consulting work.

During the Consulting Period, the Consultant shall act as a Business Developer and Finder for the Company and the Consultant shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Consultant serves hereunder. The Consultant shall report to the CEO of the Company. Rights to all tangible, intangible and intellectual property including, but not limited to Copyrights, Patents and Trade Marks that the Consultant produces during the Consultant period belongs and will after any termination of the Consulting period belong to the Company, and the Consultant and the Company hereby agree to draft a detailed agreement at a later stage in regard to that matter. The Consultant shall not devote his full time to the services required of him hereunder, but shall, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, use his best efforts, judgment, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company.

3. Compensation Fee.

The Company shall pay the Consultant, a fee of 550,000 free trading shares (S-8 Registration Statement) of common stock in ABSS, Corp., (OTC BB:ABSOP). Following renewal of the Consultant agreement the parties hereto agree to re-negotiate the number of shares, a lump sum, or a combination of both, as the case may be.

4. Non-competition and Confidentiality.

(a) Non-competition.

If the Consultant's Consulting with the Company terminates during the Consulting Period for any reason the Consultant shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in the any business that directly competes with any business, that at the time of termination, The Company was actively engaged in during a period of three years (Restriction Period).

(b) Confidentiality.

Without the prior written consent of the Company, except for disclosures of

Confidential Information (as defined below) in the ordinary course of business that, individually and in the aggregate, are not materially injurious to the Company or any of its subsidiaries, and except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Consultant shall not disclose any trade secrets, customer lists, computer programs, drawings, designs, marketing or sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Consultant's breach of this

Section 4(b). If the Consultant receives an order of a court or a subpoena requiring the Consultant to disclose any Confidential Information, as described above, the Consultant shall promptly deliver a copy of such order or subpoena to the Company and the Company shall use its best efforts to assist the Consultant in responding thereto.

(c) Company Property.

Promptly following the Consultant's termination of Consulting, the Consultant shall return to the Company all property of the Company, and all copies thereof in the Consultant's possession or under his control, including, without limitation, all Confidential Information, in whatever media.

(d) Non-solicitation of Employees. During the Consulting Period and the Restriction Period, the Consultant shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate Consulting with such entity, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer Consulting to any person who is or was hired by the Company or a subsidiary thereof unless such person shall have ceased to be hired by such entity for a period of at least six months.

(d) Injunctive Relief with Respect to Covenants.

The Consultant acknowledges and agrees that the covenants and obligations of the Consultant with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries irreparable injury for which adequate remedies are not available at law. Therefore, the Consultant agrees that the Company and its subsidiaries shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Consultant from committing any violation of the covenants and obligations contained in this Section 4. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company or its subsidiaries may have at law or in equity.

5. Miscellaneous.

(a) Binding Effect.

This Agreement shall be binding on the Company and any person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law, by reason of the sale of all or a portion of the Company's stock or assets or a merger, consolidation or reorganization involving the Company). This Agreement shall also inure to the benefit of the Consultant's heirs, executors, administrators and legal representatives.

(b) Assignment.

Except as provided under Section 5 (a) above, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party.

(c) Entire Agreement.

This Agreement supersedes any and all prior agreements between the parties hereto, and constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Consultant acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences. No parole or other evidence may be admitted to alter, modify or construe this Agreement, which may be changed only by a writing signed by the parties hereto.

(d) Severability; Reformation.

In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any provision or Section of this agreement is not enforceable in accordance with its terms, the Consultant and the Company agree that such Section, or such portion of such Section, shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted under applicable law.

(e) Waiver.

Waiver by either party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert their rights hereunder on any occasion or series of occasions.

(f) Notices.

Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon dispatch to the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

ABSS, Corp., Inc.

315 Greenwich Avenue

Greenwich, Ct 06830

If to the Consultant:

Phillip L. Smith

Formosa

Mar del Plata

Argentina

(g) Amendments.

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(h) Headings.

Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(i) Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

(j) Withholding.

Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or Consulting tax laws or similar statutes or other provisions of law then in effect.

(k) Governing Law.

This Agreement shall be governed by the laws of the State of Connecticut, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement

to be executed by its duly authorized officer and the Consultant has hereunto set her hand as of the day and year first above written.

ABSS, Corp, Inc.

By: /------------------------------/ Date: -----------------------------

Benny Blom

Chairman, President

and CEO

Phillip L. Smith

/------------------------------/ Date: -----------------------------

LAW OFFICES

OF

Jerold K. Levien

30 JEAN DRIVE

ENGLEWOOD CLIFFS, NEW JERSEY 07632

JKIDODEALS@aol.com

NEW YORK OFFICE 425 MADISON AVENUE - SUITE 700 NEW YORK, NY 10017-1110 TELEPHONE: (212) 308-2555 FACSIMILE: (212) 308-7677	NEW JERSEY OFFICE TELEPHONE: (201) 541-1943 FACSIMILE: (201) 541-1320

September 20, 2002

Mr. Benny Blom,

Chairman and President

ABSS, Corp.

315 Greenwich Avenue

Greenwich, CT 06830

Gentlemen:

I have acted as special counsel to ABSS, Corp. (f/k/a Unico, Inc.), a Delaware corporation (the "Corporation"), in connection with the issuance of 550,000 shares of its Common Stock, par value $.01 (the "Common Stock"), pursuant to that certain Consulting Agreement dated as of July 11, 2002 between the Corporation and Phillip Lawrence Smith. I have been advised by you that such shares of Common Stock will be registered pursuant to a Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that, based upon the Resolutions of the Board of Directors of the Corporation adopted in a Written Consent to Action by the sole Director of the Corporation on July 11, 2002, I am of the opinion that the shares of the Corporation's Common Stock to be registered pursuant to the Registration Statement and issued pursuant to the foregoing Resolutions, have been duly authorized by the Corporation and that such Common Stock, when issued and delivered to the aforesaid consultant, will be validly issued by the Corporation, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement in the section entitled "Interest of Named Experts and Counsel" and the filing of this opinion as an Exhibit to the Registration Statement.

Yours very truly,

/s/ Jerold K. Levien

Jerold K. Levien

SELLERS & ASSOCIATES. P.C.

5230 S 500 W 2050 W. WARM SPRINGS ROAD, #1522

Ogden, Utah 84405 Henderson, Nevada 89014

Phone: 801-476-0270 Phone 702-547-6661 Fax 702-547-6691

Cell 801-721-0984 Cell 702-245-9382

E-mail: Sellers Assoc@aol.com

CONSENT OF INDEPENDENT AUDITOR

ABSS, Corp. and Subsidiaries

Greenwich, CT

We have issued our report dated April 30, 2002, relating to the financial statements of ABSS, Corp. (f/k/a Unico, Inc.) and Subsidiaries for the years ended December 31, 2001 and 2000 appearing in the Company's Annual Report on Form 10-KSB. Such report has been incorporated by reference in the Registration Statement of Form S-8 and we consent to the use of our name as it appears under the caption "Experts."

Sellers & Associates, P.C.

/s/ Sellers & Associates, P.C.

Ogden, Utah

September 19, 2002